Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	David Stankunas (310) 279-5975; dstankunas@pondel.com
	Chief Financial Officer	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
(949) 646-2175
VOLCOM REPORTS RECORD FOURTH QUARTER AND
FULL YEAR RESULTS FOR 2006
•	Fourth quarter total revenues increased 37.2% to $56.6 million

•	Fourth quarter operating income increased 26.1% to $11.7 million
COSTA MESA, CA — February 22, 2007 — Volcom, Inc. (NASDAQ: VLCM) today announced total revenues for the fourth quarter ended December 31, 2006 increased 37.2% to $56.6 million, compared with $41.2 million in the fourth quarter of 2005. Total revenues for the full year 2006 increased 28.3% to $205.3 million from $160.0 million in 2005.
“I’m very proud of our results for 2006,” said Richard Woolcott, Volcom’s president and chief executive officer. “This success is a direct reflection of the strength of our team and the power of the Volcom brand.”
In the 2006 fourth quarter, gross profit as a percentage of total revenues was 47.2% compared with 48.8% in the fourth quarter of 2005. For the year, gross profit as a percentage of total revenues was 49.7% compared with 50.8% in 2005.
Operating income for the fourth quarter of 2006 increased 26.1% to $11.7 million, compared with $9.3 million for the fourth quarter of 2005. Operating margin for the fourth quarter of 2006 was 20.6% compared with 22.5% in the fourth quarter of 2005.
Operating income for 2006 increased 13.6% to $43.6 million, compared with $38.4 million for 2005. Operating margin was 21.2% for 2006, compared with 24.0% in 2005.

Net income for the fourth quarter of 2006, which includes a provision for income taxes using a 39.4% tax rate, increased to $7.6 million, or $0.31 per diluted share. Net income for the full year 2006, which includes a provision for income taxes using a 39.7% tax rate, totaled $28.8 million, or $1.18 per diluted share.
In connection with the completion of its initial public offering, during 2005 the company changed its tax status from an S corporation to a C corporation. As a result, the company recorded a provision for income taxes for the fourth quarter of 2005 using a 27.2% tax rate, which reflected the rate necessary to bring the provision for income taxes in line with the company’s 2005 annual tax rate of 26.5%. The company recorded a provision for income taxes using a 39.4% tax rate for the fourth quarter of 2006 and a 39.7% tax rate for the full year 2006.
2007 Outlook
For 2007, the company expects total revenues to grow approximately 34% to 36% over last year, resulting in sales of $275 to $280 million. Earnings per diluted share is expected to be in the range of $1.44 to $1.47. This guidance assumes that a greater than historical percentage of earnings will occur in the second half of the year when the company’s European operations begin to recognize product revenues. For the first half of 2007, the company will continue to receive royalty revenue based on sales by the company’s current European licensee.
For the 2007 first quarter, the company anticipates revenues will be approximately $48 to $49 million, an increase of 15% to 18% over revenues for the first quarter of 2006. Earnings per diluted share is expected to be in the range of $0.15 to $0.16, which earnings per diluted share amount includes an anticipated loss in Europe for the first quarter of approximately $0.06.
The company will host a conference call today at approximately 4:30 p.m. EST to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com and www.earnings.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the

United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance and future financial performance contained under the section entitled 2007 Outlook, and Mr. Woolcott’s statements regarding our outlook for future business and financial performance constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, sales of our products by key retailers, including Pacific Sunwear, our ability to successfully shift from a licensee model in Europe to a direct control model, changes in fashion trends and consumer preferences, general economic conditions, the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and our subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
(tables follow)

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Product revenues	$55,476	$40,457	$201,186	$156,716
Licensing revenues	1,085	758	4,072	3,235

Total revenues	56,561	41,215	205,258	159,951
Cost of goods sold	29,885	21,110	103,237	78,632

Gross profit	26,676	20,105	102,021	81,319
Selling, general and administrative expenses	15,008	10,849	58,417	42,939

Operating income	11,668	9,256	43,604	38,380
Other income (expense):
Interest income, net	1,071	575	3,833	1,036
Dividend income from cost method investee	—	—	3	11
Foreign currency gain (loss)	(152)	(1)	233	54

Total other income (expense)	919	574	4,069	1,101

Income before provision for income taxes	12,587	9,830	47,673	39,481
Provision for income taxes	4,956	2,677	18,920	10,475

Net income before equity in earnings of investee	7,631	7,153	28,753	29,006
Equity in earnings of investee	—	—	—	331

Net income	$7,631	$7,153	$28,753	$29,337

Net income per share:
Basic	$0.31	$0.30	$1.19	$1.36
Diluted	$0.31	$0.29	$1.18	$1.34
Weighted average shares outstanding:
Basic	24,244,750	24,194,120	24,227,845	21,627,821
Diluted	24,325,062	24,330,546	24,304,627	21,839,626
Pro forma net income data:
Income before provision for income taxes, as reported		$9,830		$39,481
Pro forma provision for income taxes		4,006		16,223

Pro forma net income before equity in earnings of investee		5,824		23,258
Equity in earnings of investee		—		331

Pro forma net income		$5,824		$23,589

Pro forma net income per share:
Basic		$0.24		$1.09
Diluted		$0.24		$1.08
Pro forma weighted average shares outstanding:
Basic		24,194,120		21,627,821
Diluted		24,330,546		21,839,626

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$85,414	$71,712
Accounts receivable — net of allowances	34,175	21,408
Inventories	13,185	10,833
Prepaid expenses and other current assets	1,383	1,366
Income tax receivable	—	479
Deferred income taxes	2,353	1,110

Total current assets	136,510	106,908

Property and equipment — net	11,527	3,467
Investments in unconsolidated investees	298	298
Deferred income taxes	660	—
Intangible assets — net	386	451
Goodwill	158	158
Other assets	209	99

Total assets	$149,748	$111,381

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,764	$5,779
Accrued expenses and other current liabilities	6,175	2,587
Income taxes payable	424	—
Current portion of capital lease obligations	78	72

Total current liabilities	15,441	8,438

Long-term capital lease obligations	106	183
Other long-term liabilities	204	—
Deferred income taxes	—	80
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	86,773	84,418
Retained earnings	47,019	18,266
Accumulated other comprehensive income	181	(28)

Total stockholders’ equity	133,997	102,680

Total liabilities and stockholders’ equity	$149,748	$111,381

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Year Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net income	$28,753	$29,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,423	623
Equity in earnings of investee	—	(331)
Provision for doubtful accounts	588	68
Tax benefits related to exercise of stock options	(303)	2,833
Loss on disposal of property and equipment	64	30
Stock-based compensation	812	178
Deferred income taxes	(1,983)	(1,150)
Changes in operating assets and liabilities:
Accounts receivable	(13,248)	(4,219)
Inventories	(2,335)	(5,025)
Prepaid expenses and other current assets	12	(867)
Income taxes receivable/payable	1,186	(479)
Other assets	(97)	(54)
Accounts payable	2,912	799
Accrued expenses	2,977	1,242
Other long-term liabilities	195	—

Net cash provided by operating activities	20,956	22,985

Cash flows from investing activities:
Purchase of property and equipment	(9,063)	(2,933)
Business acquisitions, net of cash acquired	(168)	(1,115)
Proceeds from sale of property and equipment	2	—
Proceeds from sale of equity method investee	—	1,391

Net cash used in investing activities	(9,229)	(2,657)

Cash flows from financing activities:
Principal payments capital lease obligations	(71)	(86)
Proceeds from government grants	210	—
Proceeds from initial public offering, net of offering costs	—	80,131
Proceeds from exercise of stock options	1,261	200
Tax benefits related to exercise of stock options	303	—
Distributions to stockholders	—	(39,204)

Net cash provided by financing activities	1,703	41,041

Effect of exchange rate changes on cash	272	(16)

Net increase in cash and cash equivalents	13,702	61,353
Cash and cash equivalents — Beginning of period	71,712	10,359

Cash and cash equivalents — End of period	$85,414	$71,712